Exhibit 10.2

AGREEMENT OF SEPARATION AND GENERAL RELEASE

This Agreement of Separation and General Release (“Agreement”) is made effective April 4, 2013 (the “Effective Date”) by and between Stephen R. Attwood (“Attwood”) and Quality Distribution, Inc. (“Quality Distribution”), a Florida corporation.

WHEREAS, Attwood is employed by Quality Distribution pursuant to the Employment Agreement dated July 28, 2008, as subsequently amended on December 30, 2012 (“Employment Agreement”); and

WHEREAS, Attwood and Quality Distribution have mutually agreed that Attwood will retire and end his employment with Quality Distribution effective April 30, 2013 (the “Retirement Date”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Attwood and Quality Distribution, intending to be legally bound hereby and in consideration of the mutual promises contained herein, do hereby agree as follows:

1. Termination. Attwood and Quality Distribution mutually agree that Attwood shall retire and his employment with Quality Distribution shall terminate effective as of 11:59 p.m. Eastern time on the Retirement Date. Attwood shall continue to provide services to, and serve as an officer of, Quality Distribution pursuant to the terms of his Employment Agreement until the Retirement Date.

2. Termination Benefits. In addition to any payments and benefits to which Attwood is entitled under Sections 4.2.1 and 4.2.2 of his Employment Agreement, he shall receive the payments and benefits set forth in Section 4.2.3 of his Employment Agreement and the additional stock option and restricted stock rights granted to him in Paragraph 3 below. For the sake of clarity, the bonus amount referred to under Section 4.2.3(i) of the Employment Agreement to which Attwood shall be entitled is $45,205.48 for the period January 1, 2013 through April 30, 2013. Each payment and benefit provided under this Paragraph 2 shall be paid in the same manner and at the same time as provided under Section 4.2.3 of the Employment Agreement, including the requirements of Section 4.3.2. Attwood acknowledges that as of the Retirement Date, except as expressly provided in this Agreement and the Employment Agreement, Attwood is not entitled to any other compensation, payments, distributions, bonuses, PTO, severance, stock options or benefits from Quality Distribution.

3. Stock Options and Restricted Stock.

(a) Notwithstanding anything to the contrary, including without limitation anything to the contrary contained in the Employment Agreement or any of Attwood’s stock option or restricted stock agreements with Quality Distribution, all grants of restricted stock and options to purchase common stock of Quality Distribution previously granted to Attwood that have not vested as of the Retirement Date shall immediately terminate, become null and void and be of no further force or effect, except for the following grants (the “Surviving Grants”):

Plan Name	Grant Date	Type of Grant	Exercise Price	Vesting Date	Quantity
2003 Stock Option Plan	04-Nov-2009	Option	$3.82	04-Nov-2013	18,750
2003 Restricted Stock Incentive Plan	04-Nov-2009	Restricted Stock	N/A	04-Nov-2013	12,500
2003 Restricted Stock Incentive Plan	13-Feb-2012	Restricted Stock	N/A	13-Feb-2014	10,250

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(b) All of Attwood’s stock options granted by Quality Distribution that vested on or prior to the Retirement Date and all of the options included in the Surviving Grants are hereinafter collectively referred to as the “Surviving Options.” Attwood shall remain subject to Quality Distribution’s Statement of Policy Concerning Securities Trading and Related Matters (the “Insider Trading Policy”) until the start of the second business day following the release of Quality Distribution’s earnings release regarding its first quarter financial results (which is expected to be released on or about May 2, 2013). The Surviving Grants are subject to applicable withholding obligations of Quality Distribution, if any.

(c) Notwithstanding anything in this Agreement or the underlying award agreements to the contrary, all Surviving Options that have not been exercised prior to 5:00 p.m., Tampa, FL time, on February 4, 2014 (the “Expiration Date”) shall, at such time, automatically terminate, become null and void, and be of no further force or effect.

4. General Releases.

(a) Attwood, individually, and on behalf of, as applicable, Attwood’s current, former, and successor agents, representatives, guardians, heirs, assigns, successors, executors, administrators and insurers does hereby irrevocably release, acquit, and discharge Quality Distribution and the Other Released Parties (as defined in 4(b) below), from any and all Claims and Controversies (as defined in 4(c) below); provided, however, that nothing in this Agreement will be considered a release of: Attwood’s claims, if any, for Attwood’s right to enforce his Employment Agreement or this Agreement; Attwood’s vested benefits and benefit continuation/conversion rights under Quality Distribution’s employee benefit plans; and Attwood’s right to indemnification pursuant to Section 6 of the Employment Agreement.

(b) For the purposes of this Agreement, the term “Other Released Parties” means, as applicable, Quality Distribution’s Affiliates, and with respect to Quality Distribution and its Affiliates, each of their respective predecessors and successors, and each of their past, present and future employees, officers, directors, stockholders, trustees, owners, partners, members, representatives, administrators, assigns, attorneys, agents, servants, assigns, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs). For the purposes of this Agreement, “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than Quality Distribution) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Quality Distribution.

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(c) For the purposes of this Agreement, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18 U.S.C. § 1514A, as amended, the Florida Civil Rights Act (“FCRA”), Chapter 760, Florida Statutes, the Genetic Information Non-Discrimination Act (“GINA”), 42 U.S.C. 2000ff, et seq.; Florida’s Minimum wage Act, §§448.109 and 448.110, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of the Employment Agreement, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortious interference with prospective contract, tortious interference with business relationship, tortious interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the Parties, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Attwood on the one hand, and Quality Distribution or Other Released Parties on the other hand, whether related to or in any way growing out of, resulting from or to result from Attwood’s employment with and/or termination from Quality Distribution, for or because of any matter or thing done, omitted, or allowed to be done by Quality Distribution or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

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(d) Attwood understands that Attwood is releasing Claims of which Attwood may not be aware. This is Attwood’s knowing and voluntary intent, even though Attwood recognizes that someday Attwood might learn that some or all of the facts that Attwood currently believes to be true are untrue and even though Attwood might then regret having signed this Agreement. Nevertheless, Attwood is assuming that risk and Attwood agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Attwood is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released and Attwood understands the significance of doing so.

(e) Neither Attwood nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, with respect to any Claim that Attwood is releasing in this Agreement.

(f) Quality Distribution, on its own behalf and on behalf of the Other Released Parties, does hereby irrevocably release, acquit, and discharge Attwood from any and all Claims and Controversies; provided, however, that nothing in this Agreement will be considered a release of Quality Distribution’s claims, if any, for Quality Distribution’s right to enforce this Agreement or the Employment Agreement (including, without limitation, Quality Distribution’s rights under the restrictive covenants detailed in Section 5.1 and Annex A thereto). Quality Distribution understands that it is releasing Claims of which it may not be aware. This is Quality Distribution’s knowing and voluntary intent, even though it recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though Quality Distribution might then regret having signed this Agreement. Nevertheless, Quality Distribution is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Quality Distribution is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by it, would have materially affected its settlement with the party being released and Quality Distribution understands the significance of doing so. Neither Quality Distribution, the Other Released Parties, nor their respective agents, representatives or attorneys, have filed or caused to be filed any lawsuit with respect to any Claim that Quality Distribution is releasing in this Agreement.

5. Extension of Restrictive Covenants. The restrictive covenants set forth in Annex A of the Employment Agreement shall apply to this Agreement, provided that in consideration of the stock options rights and the surviving restricted stock granted to Attwood pursuant to Paragraph 3 of this Agreement, Attwood agrees to extend the non-compete and non-solicitation periods under Sections 1 and 3 of Annex A of the Employment Agreement to twenty-four months. In addition, the first paragraph under Section 1 (Non-Compete) of Annex A of the Employment Agreement shall be treated as amended in its entirety and replaced with the

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following: “For a period of twenty-four months after Employee’s employment with the Company terminates, Employee will not engage, either individually or on behalf of any other person, firm, or entity, in the business of transporting fresh water, disposal water, and/or crude oil for the unconventional oil and gas frac shale energy markets, the business of intermodal ISO tank container transportation and depot services business primarily supporting the international movement of bulk liquids, the bulk trucking business, trans-loading, bulk tank cleaning business, logistics business or the brokerage business in any geographic area in which the Company participated in those businesses during the last twenty-four months prior to Employee’s Termination Date.”

6. Non-Admission. It is specifically understood and agreed that this Agreement shall not in any way be construed as an admission that Quality Distribution has violated any federal, state or local law or common law duty, or that any action taken by Quality Distribution with respect to Attwood has been unwarranted, unjustified, discriminatory or otherwise unlawful.

7. Headings. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

8. Amendments. No change, alteration or modification hereof may be made except in writing signed by each of the parties hereto.

9. Governing Law. This Agreement shall be governed by, construed and enforced pursuant to the laws of the State of Florida applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.

10. Dispute Resolution. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration before one (1) arbitrator. In the event that the parties are not able to agree on an arbitrator, then the matter shall be decided by a panel of three (3) arbitrators, with each party selecting one (1) arbitrator and these two arbitrators selecting the third arbitrator. The Arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall take place in Tampa, Florida, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and states courts for Hillsborough County, Florida. The arbitrator(s) shall have the authority to provide any award or relief, including injunctive relief, allowed by law or this Agreement. The arbitrator(s) shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.

11. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

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12. Entire Agreement; Construction; Definitions. This Agreement contains the entire understanding between Attwood and Quality Distribution relating to the termination of Attwood’s employment with Quality Distribution. The Parties agree that all terms of the Employment Agreement shall remain in full force and effect until the Retirement Date. After the Retirement Date, it is the parties’ intent that their respective post-termination rights and obligations under the Employment Agreement continue in full force and effect, except to the extent expressly modified by this Agreement. Accordingly, this Agreement and the Employment Agreement shall be construed to be consistent with one another to the maximum extent possible. Unless otherwise defined in this Agreement, any term used herein shall have the meaning set forth in the Employment Agreement.

13. Voluntary Agreement. Each party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

14. Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

15. Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, Attwood expressly acknowledges the following:

(a) Consideration. The consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled.

(b) Independent Legal Counsel. Attwood has been advised and encouraged to consult with an attorney before signing this Agreement. Attwood acknowledges that if he desired to, Attwood had an adequate opportunity to do so.

(c) Consideration Period. Attwood has twenty-one (21) calendar days from the date the original Agreement was given to him,             2013, to consider this Agreement before signing it. The twenty-one (21) day period expires on             , 2013. Attwood may use as much or as little of this twenty-one (21) day period as Attwood wishes before signing. If Attwood does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable and Attwood will not receive the severance, benefits and stock option rights described herein.

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(d) Revocation Period and Effective Date. Attwood has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, Attwood must deliver a written notice of revocation to Quality Distribution’s Vice President – Human Resources before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after Attwood signs it (“Revocation Expiration Date”). If Attwood revokes this Agreement: (i) except for this Section 15(d), the provisions of this Agreement will not become effective or enforceable; (ii) Attwood’s employment will be deemed to have been terminated by Quality Distribution at 11:59 p.m. Eastern time on [April 30, 2013] without Cause; and (iii) the parties will have only the respective post-termination rights and obligations set forth in the Employment Agreement.

16. Assignability; Succession. This Agreement shall inure to the benefit of and shall be binding upon Quality Distribution and its successors and assigns. Attwood may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of Quality Distribution, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that Attwood’s estate shall be entitled to all monies, stock, and stock options due to Attwood hereunder in the event Attwood dies at, or subsequent to, the Effective Date, but prior to the receipt by Attwood of such monies, stock, and stock options due him pursuant to the terms hereof.

17. Section 409A. This Agreement shall be interpreted, administered and construed to reflect the intent of the parties that all aspects of the Agreement shall, to the extent subject to Section 409A of the Internal Revenue Code (the “Code”), comply with Section 409A of the Code and any regulations and other binding guidance thereunder and to avoid any adverse tax result thereunder. All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and the right to a series of installment payments shall be treated as the right to a series of separate payments. If, and only if required by law, the Company shall not pay any amount or provide any benefit under Section 2 until the first day of the seventh (7th) month following the Retirement Date, at which time all payments that would have otherwise been made since the Retirement Date shall be made. Neither the Company nor any of its Affiliates makes or has made any representation, warranty, or guarantee of any federal, state, or local tax consequences with respect to the entitlement or receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and Attwood is solely responsible for all taxes, penalties and interest that may result from his receipt of the amounts payable under this Agreement.

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IN WITNESS WHEREOF, the parties have set their hands and seals to this Agreement as of the date set forth below.

Date: April 3, 2013	/s/ Stephen R. Attwood
STEPHEN R. ATTWOOD

Date: April 3, 2013	QUALITY DISTRIBUTION, INC.

	By:	/s/ Gary Enzor
	Its:	CEO

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